Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statements of Jaguar, Inc. on Form S-3 of our report dated April 7, 2026 with respect to our audits of the financial statements of Jaguar, Inc., as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, which report includes an explanatory paragraph regarding the company’s ability to continue as going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus which is part of this Registration Statement.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

October 22, 2026